UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2022

Pioneer Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38991	83-4274253
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

652 Albany Shaker Road, Albany, New York		12211
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (518) 730-3025

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	PBFS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2022, Pioneer Bank (the “Bank”), the wholly owned subsidiary of Pioneer Bancorp, Inc. (the “Company”), and Frank Sarratori, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company and the Bank, entered into a Separation Agreement and General Release (the “Agreement”), pursuant to which Mr. Sarratori will resign from employment effective as of June 24, 2022 (the “Separation Date”).  The Agreement includes a general release of claims by Mr. Sarratori subject to a 7-day revocation period beginning on the date of the Agreement.
Pursuant to the Agreement, Mr. Sarratori will sign a subsequent release of claims within five (5) days following the Separation Date.  The Bank will pay Mr. Sarratori a lump sum of $350,000, less required withholdings, payable on the Bank’s first regular pay date at least eight (8) days after the Bank receives the executed subsequent general release of claims, and a lump sum of $100,000, less required withholdings, payable twelve (12) months following the Separation Date.  For a period ending the earlier of (i) 18 months following the first day of the month following the Separation Date, or (ii) the date that Mr. Sarratori becomes eligible for group health and/or dental coverage as an employee of another entity, the Bank will pay the full cost of Mr. Sarratori’s monthly premiums for continued health, dental, and/or vision insurance coverage, provided that Mr. Sarratori timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). In addition, for a period ending the earlier of (i) 18 months following the first day of the month following the Separation Date, or (ii) the date that Mr. Sarratori becomes eligible for group life insurance coverage as an employee of another entity, the Bank will reimburse Mr. Sarratori for his life insurance premiums, including an additional amount to cover any taxes resulting from the reimbursements, provided Mr. Sarratori timely exercises his life insurance conversion right and makes all required premium payments.
The Agreement includes confidentiality and non-disparagement provisions and a release of claims.  Further, for a period of twelve (12) months following the Separation Date, Mr. Sarratori agrees not to solicit employees of the Bank for employment at another entity. Following the Separation Date, Mr. Sarratori will continue to provide reasonable assistance to the Bank and will cooperate with the Bank in relation to its prosecution or defense of any litigation or other controversies. The payments made to Mr. Sarratori under the Agreement are subject to forfeiture and/or clawback if Mr. Sarratori materially breaches the Agreement, including the confidentiality and non-solicitation provisions.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Agreement that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits
(d)  Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and General Release, by and between Pioneer Bank and Frank Sarratori, dated May 24, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PIONEER BANCORP, INC.

DATE: May 31, 2022	By:	/s/ Thomas L. Amell
Thomas L. Amell
President and Chief Executive Officer